                                                                  Exhibit (a)(1)


                   Offer to Purchase dated November 17, 1998

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                      OF

                         STEEL OF WEST VIRGINIA, INC.

                                      AT

                             $10.75 NET PER SHARE

                                      BY

                            SWVA ACQUISITION, INC.
                           A WHOLLY OWNED SUBSIDIARY

                                      OF

                      ROANOKE ELECTRIC STEEL CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.


  THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) OF ALL SECURITIES OF STEEL OF WEST VIRGINIA, INC., ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER. SEE SECTIONS 1 AND 15 BELOW FOR ADDITIONAL TERMS AND CONDITIONS OF THE OFFER.

  THE BOARD OF DIRECTORS OF STEEL OF WEST VIRGINIA, INC., HAS UNANIMOUSLY DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF STEEL OF WEST VIRGINIA, INC., AND UNANIMOUSLY RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES TO SWVA ACQUISITION, INC., PURSUANT TO THE OFFER.

                                   IMPORTANT

  IF YOU DESIRE TO TENDER ALL OR ANY PORTION OF YOUR SHARES IN THIS OFFER AND YOUR SHARES ARE REGISTERED IN YOUR NAME, YOU SHOULD COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH ITS INSTRUCTIONS AND MAIL OR DELIVER IT (OR ITS FACSIMILE) AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY, AND THEN EITHER (I) DELIVER YOUR STOCK CERTIFICATES AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY OR (II) FOLLOW THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3 BELOW. IF YOUR SHARES ARE REGISTERED IN "STREET NAME," YOU MUST REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO TENDER YOUR SHARES FOR YOU.

  IF YOU DESIRE TO TENDER YOUR SHARES BUT YOUR STOCK CERTIFICATES ARE NOT IMMEDIATELY AVAILABLE, OR IF YOU CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER IN A TIMELY MANNER, YOU MAY TENDER YOUR SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3 BELOW.

  QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS AND TRUST COMPANIES.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                [LOGO OF GEORGESON & COMPANY INC. APPEARS HERE]


November 17, 1998

                               TABLE OF CONTENTS

 INTRODUCTION..............................................................   1
 THE TENDER OFFER..........................................................   3
     1. Term of the Offer; Expiration Date................................    3
     2. Acceptance for Payment and Payment for Shares.....................    4
     3. Procedure for Tendering Shares....................................    5
     4. Withdrawal Rights.................................................    7
     5. Certain Federal Income Tax Consequences...........................    8
     6. Price Range of Shares; Dividends..................................    8
     7. Certain Information Concerning the Company........................    9
     8. Certain Information Concerning the Purchaser and the Parent.......   11
     9. Source and Amount of Funds........................................   12
    10. Background of the Offer; Contacts with the Company................   13
    11. The Merger Agreement and Other Agreements; the Rights; Employee
        Arrangements......................................................   17
    12. Purpose of the Offer; the Merger; Plans for the Company...........   27
    13. Dividends and Distributions.......................................   29
    14. Effect of the Offer on the Market for the Shares; Nasdaq National
        Market Listing; Margin Regulations; Exchange Act Registration.....   30
    15. Offer Conditions..................................................   31
    16. Certain Legal Matters and Regulatory Approvals....................   32
    17. Fees and Expenses.................................................   34
    18. Miscellaneous.....................................................   34
 SCHEDULE I................................................................  37

TO THE STOCKHOLDERS OF STEEL OF WEST VIRGINIA, INC.:

                                 INTRODUCTION

  SWVA Acquisition, Inc., a Virginia corporation (the "PURCHASER") and a wholly owned subsidiary of Roanoke Electric Steel Corporation, a Virginia corporation (the "PARENT"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share ("SHARES"), of Steel of West Virginia, Inc., a Delaware corporation (the "COMPANY"), and the associated rights to purchase Common Stock of the Company (the "RIGHTS") issued pursuant to the Rights Agreement dated as of March 19, 1997, between the Company and Continental Stock Transfer and Trust Company, as Rights Agent, as amended on November 10, 1998 (the "RIGHTS AGREEMENT"), at a purchase price of $10.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the "OFFER"). Unless the context otherwise requires, all references herein to Shares include the associated Rights.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of First Union National Bank (the "DEPOSITARY") and Georgeson & Company Inc. (the "INFORMATION AGENT") incurred in connection with the Offer. See Section 17.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED BELOW), INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER.

  Janney Montgomery Scott Inc. ("JANNEY"), financial advisor to the Company, has delivered to the Board of Directors of the Company a written opinion dated November 10, 1998 to the effect that, as of such date, the cash consideration to be received by the holders of the Shares pursuant to the Merger and the Offer is fair from a financial point of view to such holders. A copy of the Janney opinion is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9"), which is being distributed to the stockholders of the Company herewith, and stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Janney.

  THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"). SEE SECTIONS 1 AND 15 BELOW FOR ADDITIONAL TERMS AND CONDITIONS OF THE OFFER. IF THE PURCHASER PURCHASES A NUMBER OF SHARES SATISFYING THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTIONS 11 AND 12 BELOW.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 10, 1998 (as amended or supplemented from time to time, the "MERGER AGREEMENT"), among the Company, the Purchaser and the Parent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "MERGER"), with the Company continuing as the surviving corporation (the "SURVIVING CORPORATION"). At the Effective Time of the Merger (the "EFFECTIVE TIME"), each Share (other than Shares held by the Parent, the Purchaser or any wholly owned subsidiary of the Parent or the Purchaser or held in the treasury of the Company, which will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by stockholders who object to the Merger and demand a right to receive payment of the fair value of such stockholders' Shares in accordance with Section 262 of the Delaware General Corporation law (the "DGCL"), unless such right has been withdrawn or otherwise lost ("DISSENTING SHARES")) then issued and outstanding will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $10.75 in cash or any higher price that may be paid pursuant to the Offer (the "MERGER CONSIDERATION"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement, less any required withholding taxes.

  The consummation of the Merger may be subject to the approval and adoption of the Merger Agreement by a vote of the Company's stockholders. The DGCL requires, except as otherwise described below, the affirmative vote of the holders of a majority of the outstanding Shares to approve and adopt the Merger Agreement and the Merger. If the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then-outstanding Shares, calculated on a fully-diluted basis, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. Under the DGCL, however, if the Purchaser acquires at least 90% of the then-outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby without a vote of the Company's stockholders. In this event, the Parent and the Purchaser intend, and the Company agrees in the Merger Agreement upon the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the Purchaser does not acquire at least 90% of the then-outstanding Shares, a vote of the Company's stockholders will be required and a significantly longer period of time will be needed to effect the Merger. See Sections 11 and 12.

  In connection with the execution of the Merger Agreement, the Parent, the Purchaser and the Company have entered into a Stock Option Agreement, dated as of November 10, 1998 (the "STOCK OPTION AGREEMENT"), pursuant to which the Company has granted to the Purchaser an option to purchase from the Company up to 1,196,148 authorized but unissued Shares (approximately 19.9% of the Company's outstanding Shares as of November 10, 1998) (the "OPTION SHARES") for a price per share of $10.375 (the "STOCK OPTION"), exercisable only upon the occurrence of certain events; provided, however, that the number of Option Shares cannot exceed 19.9% of issued and outstanding Shares (not counting the Option Shares) and is subject to adjustment in accordance with the terms of the Stock Option Agreement. See Section 11 for further discussion of the terms of the Stock Option.

  All of the Company's directors, who, in the aggregate, beneficially own 93,906 Shares (36,406 of which Shares they own directly, and 57,500 of which are issuable upon the exercise of options held by them) that represent approximately 1.5% of the issued and outstanding Shares on a fully-diluted basis, have entered into certain Stock Tender and Voting Agreements, dated November 10, 1998, with the Parent (the "STOCK TENDER AND VOTING AGREEMENTS") in which they have agreed, among other things, to tender their Shares in the Offer and vote their Shares in favor of the Merger. See Section 11 for a discussion of the Stock Tender and Voting Agreements.

  The Company has represented to the Parent that as of November 10, 1998, there were 6,010,795 Shares issued and outstanding and 153,500 Shares reserved for issuance upon the exercise of outstanding options to acquire Shares granted to employees and non-employee directors of the Company ("EMPLOYEE OPTIONS"). Therefore, the Purchaser believes that approximately 3,082,148 Shares constitute a majority of the outstanding Shares on a fully-diluted basis. For the purposes of the Offer, "fully-diluted basis" assumes that the Employee Options outstanding as of November 10, 1998, are exercised for Shares and that no Shares are issued upon the exercise of the Stock Option.

  The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

  1. TERM OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. "EXPIRATION DATE" means 12:00 Midnight, Eastern Standard Time ("EST"), on Tuesday, December 15, 1998, or, if the Purchaser extends the period during which the Offer is open, such later time and date at which the Offer expires. If, on the Expiration Date, the conditions to the Offer have not been satisfied or waived, the Purchaser will have the right, in its sole discretion, to extend the Offer for one or more periods not to exceed an aggregate of thirty business days, and, if all of the Offer Conditions have been satisfied or waived and less than 90% of the outstanding Shares have been tendered in the Offer and not withdrawn, then the Purchaser will have the additional right, in its sole discretion, so long as the Purchaser and the Parent each waive in writing the satisfaction of each of the Offer Conditions, to extend the Offer for one or more periods not to exceed an aggregate of twenty business days. Notwithstanding the foregoing, however, the Purchaser may not extend the Expiration Date beyond February 28, 1999 (the "OUTSIDE DATE"), without the consent of the Company.

  THE OFFER IS SUBJECT TO THE CONDITIONS TO THE OFFER SET FORTH IN SECTION 15 (THE "OFFER CONDITIONS"), INCLUDING SATISFACTION OF THE MINIMUM CONDITION. IF, AT ANY EXPIRATION DATE, THE OFFER CONDITIONS HAVE NOT BEEN SATISFIED OR WAIVED, THE PURCHASER RESERVES THE RIGHT (BUT WILL NOT BE OBLIGATED) TO EXTEND THE OFFER FROM TIME TO TIME BY GIVING ORAL OR WRITTEN NOTICE TO THE DEPOSITARY. DURING ANY SUCH EXTENSION, ALL SHARES PREVIOUSLY TENDERED AND NOT WITHDRAWN WILL REMAIN SUBJECT TO THE OFFER AND SUBJECT TO THE RIGHT OF A TENDERING STOCKHOLDER TO WITHDRAW SUCH STOCKHOLDER'S SHARES.

  Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "COMMISSION"), the Purchaser also reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the Offer Conditions have been satisfied, to (i) terminate the Offer and return tendered Shares to tendering stockholders; (ii) waive unsatisfied Offer Conditions and purchase all Shares validly tendered; or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under the terms of the Merger Agreement, however, without the written consent of the Company, the Purchaser cannot (a) decrease the price per Share to be paid in the Offer; change the form of consideration payable in the Offer (other than by adding consideration) or decrease the number of Shares sought in the Offer;
(b) change or amend the Offer Conditions (other than to waive any Offer Condition, except that the Minimum Condition may not be waived without the consent of the Company); (c) impose additional conditions to the Offer; or (d) amend any other term of the Offer in any manner adverse to the holders of Shares (other than insignificant changes or amendments). The Purchaser has no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

  Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement, in the case of an extension, will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), no later than 9:00 a.m., EST, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

  If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, EST. The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares.

  As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares ("SHARE CERTIFICATES") and do not trade separately. Accordingly, by tendering a Share Certificate, a stockholder is automatically tendering the associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing Rights are issued, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

  This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section
4) on or prior to the Expiration Date as soon as practicable after the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law, including the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"). See Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates or timely confirmation of a book-entry transfer of such Shares (a "BOOK-ENTRY CONFIRMATION") into the Depositary's account at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") pursuant to the procedures set forth in Section 3; (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

  The term "AGENT'S MESSAGE" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares subject to such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment.

  UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to applicable law, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

  If any tendered Shares are not accepted for payment for any reason, or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  3. PROCEDURE FOR TENDERING SHARES. VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

  BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

  DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED TO BE MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  SIGNATURE GUARANTEES. Signatures on Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities

Transfer Agents Medallion Program (an "ELIGIBLE INSTITUTION"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

  If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

  GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

    (c) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three
  (3) trading days on the Nasdaq National Market of The Nasdaq Stock Market (the "NASDAQ NATIONAL MARKET") after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

  BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of the U.S. federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

  APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares, other securities or rights issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

  DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any tender that it determines is not in proper form or of which the acceptance for payment might, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the Offer Conditions or any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after the Outside Date. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, tax-exempt organizations, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

  The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares purchased pursuant to the Offer or converted into cash in the Merger. For U.S. federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the Merger, as the case may be.

  6. PRICE RANGE OF SHARES; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "COMPANY FORM 10-K"), the Shares are listed and traded principally on the Nasdaq National Market. The following table sets forth, for the quarters indicated and according to published sources, the high and low sales prices per Share on the Nasdaq National Market. The Company has paid no cash dividends in the last five years.

                                                                PRICE
                                                               -------------
FISCAL YEAR                                                    HIGH      LOW
-----------                                                    ----      ---
1996:
First Quarter................................................. $11       $8 3/4
Second Quarter................................................   9 3/4    8 1/2
Third Quarter.................................................   9        5 1/2
Fourth Quarter................................................   7 1/2    5 1/4
1997:
First Quarter................................................. $ 7 3/4   $6 1/4
Second Quarter................................................  10 3/4    7 1/2
Third Quarter.................................................  11        9 5/8
Fourth Quarter................................................  12        8
1998:
First Quarter................................................. $10 5/8   $7 7/8
Second Quarter................................................  11 1/2    8 1/2
Third Quarter.................................................   9 11/16  5 7/8
Fourth Quarter (through November 16, 1998)....................  10 3/8    5 1/4

  On November 10, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the Nasdaq National Market was $6.375. On November 16, 1998, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $10.375. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR SHARES.

  7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company has been taken from or based upon other public reports on file with the Commission and other public sources. The summary information set forth below is qualified in its entirety by reference to such public reports (available as described below) and the more comprehensive financial and other information included therein. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained in this Offer to Purchase based upon such reports are untrue, neither do the Purchaser or the Parent assume any responsibility for the accuracy or completeness of the information contained in such reports or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Purchaser and the Parent.

  GENERAL. The Company was incorporated under the laws of the State of Delaware on November 20, 1986. The Company owns and operates a steel mini-mill in Huntington, West Virginia, and steel fabrication facilities in Huntington and in Memphis, Tennessee. The Company customs designs and manufactures special steel products principally for use in the construction of truck trailers, industrial lift trucks, off-highway construction equipment (such as bulldozers and graders), manufactured housing, guard rail post, and mining equipment. The Company's principal executive offices are located at 17th Street and 2nd Avenue, Huntington, West Virginia, 25703, and its telephone number is (304) 696-8200.

  FINANCIAL INFORMATION. Set forth below are certain selected consolidated financial data with respect to the Company and its subsidiaries derived from the Company Form 10-K and the Company's Quarterly Report on Forms 10-Q for the quarter ended September 30, 1998. More comprehensive financial information is included in such reports (including Management's Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and The Nasdaq Stock Market ("NASDAQ") in the manner set forth below.

                         STEEL OF WEST VIRGINIA, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        NINE MONTHS         YEAR ENDED
                                           ENDED            DECEMBER 31
                                       SEPTEMBER 30, -------------------------
                                           1998          1997         1996
                                       ------------- ------------ ------------
                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.............................   $ 99,371      $112,776     $95,334
Cost of sales.........................     88,247        98,538      85,339
                                         --------      --------     -------
  Gross profit........................     11,124        14,238       9,995
Selling and administrative expenses...      4,569         5,699       4,463
Interest expense......................      2,296           847       1,273
(Gain) loss on disposal of assets.....       (275)         (733)      8,936
Other (income)........................       (786)         (532)       (365)
                                         --------      --------     -------
  Income (loss) before income taxes...      5,320         8,957      (4,312)
Income tax expense (benefit)..........      2,287         3,698      (1,374)
                                         --------      --------     -------
  Net income (loss)...................   $  3,033      $  5,259     $(2,938)
                                         ========      ========     =======
Earnings (loss) per common share:
  Basic and diluted...................   $    .50      $    .88     $  (.49)
                                         ========      ========     =======
Weighted average number of common
 shares outstanding:
  Basic...............................      6,001         5,994       6,024
  Diluted.............................      6,015         6,009       6,024
                                         ========      ========     =======
                                       SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                                           1998          1997         1996
                                       ------------- ------------ ------------
                                        (UNAUDITED)
BALANCE SHEET DATA
Total Assets..........................   $131,613      $113,715     $79,299
Total Liabilities.....................   $ 74,156      $ 59,413     $30,292
Total Stockholders' Equity............   $ 57,457      $ 54,302     $49,007

  AVAILABLE INFORMATION. The Company is subject to the information filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Website that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of Nasdaq, Reports Section at 1953 K Street, Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

  8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT. GENERAL. The Purchaser, a Virginia corporation and a wholly-owned subsidiary of Parent, was organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and commencement of the Offer. The Parent, a Virginia corporation, manufactures, fabricates and markets merchant steel products, billets, open web steel joists and reinforcing bars. The Parent's main plant is a mini-mill in Roanoke, Virginia. Shares of the Parent's Common Stock are listed for trading on the Nasdaq National Market under the symbol "RESC."

  The Parent and the Purchaser have their principal executive offices at 102 Westside Blvd., N.W., Roanoke, Virginia 24017, and their telephone number is
(540) 342-1831.

  The name, citizenship, residence or business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth in Schedule I hereto.

  Except as set forth on Schedule I hereto, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

  Except as described in this Offer to Purchase, none of the Parent or the Purchaser or, to the best knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, none of the Parent, or the Purchaser or, to the best knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Except with respect to the transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Stock Tender and Voting Agreements and as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Parent or the Purchaser, or their respective subsidiaries, or to the best knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  FINANCIAL INFORMATION. Set forth below are certain selected consolidated financial data relating to the Parent and its subsidiaries for the Parent's last two fiscal years and nine months ended July 31, 1998, that have been derived from the financial statements contained in the Parent's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 (the "PARENT FORM 10-K"), and the Parent's Form 10-Qs for the fiscal year through July 1998, filed by the Parent with the Commission. More comprehensive financial information is included in the reports (including Management's Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and Nasdaq in the manner set forth below.

                      ROANOKE ELECTRIC STEEL CORPORATION
                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           NINE MONTHS       YEAR ENDED
                                              ENDED          OCTOBER 31
                                            JULY 31,   -----------------------
                                              1998        1997        1996
                                           ----------- ----------- -----------
                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $218,502    $265,109    $246,287
Cost of sales.............................  $178,017    $213,380    $198,372
Income (loss) before income taxes.........  $ 21,316    $ 27,089    $ 24,721
Income tax expense (benefit) .............  $  8,517    $ 10,206    $  9,306
Net income (loss).........................  $ 12,799    $ 16,883    $ 15,415
Earnings (loss) per common share:
  Basic...................................  $   1.15    $   1.50    $   1.30
  Diluted.................................  $   1.14    $   1.49    $   1.30
Weighted average number of common shares
 outstanding(1):
  Basic...................................    11,148      11,231      11,815
  Diluted.................................    11,276      11,301      11,871
                                            JULY 31,   OCTOBER 31, OCTOBER 31,
                                              1998        1997        1996
                                           ----------- ----------- -----------
                                           (UNAUDITED)
BALANCE SHEET DATA:
Total Assets..............................  $182,825    $176,860    $167,016
Total Liabilities.........................  $ 68,684    $ 70,424    $ 72,583
Stockholders' Equity......................  $114,141    $106,436    $ 94,433

--------
(1) Per share information has been adjusted for a three-for-two stock split effective March 25, 1998.

  AVAILABLE INFORMATION. The Parent is subject to the information filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Parent's directors and officers, their remuneration, options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in such proxy statements and distributed to the Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Website that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of Nasdaq, Reports Section at 1953 K Street, Washington, D.C. 20006.

  9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to acquire the tendered Shares pursuant to the Offer, and to consummate the Merger, is approximately $65 million, plus estimated fees and expenses related to the Offer and the Merger of approximately $4.2 million, and approximately another $52.1 million will be required to repay the existing indebtedness of the Company and its subsidiaries. The Purchaser expects to obtain all funds needed to consummate the Offer and the Merger through capital contributions or advances made by the Parent. The Parent expects to obtain funds for such capital contributions pursuant to a Credit Agreement to be entered into pursuant to financing commitment letters (collectively, the "COMMITMENT LETTER") dated November 5, 1998, from First Union National Bank, dated November 6, 1998, from each of NationsBank, N.A., and Crestar Bank and dated November 9, 1998, from Wachiovia Bank, N.A. (collectively, the "LENDERS").

   Pursuant to the Commitment Letter, the Lenders have committed to provide to the Parent (i) a term loan facility of up to $150 million (the "NEW TERM LOAN FACILITY") to finance the acquisition of Shares, pursuant to the Offer and the Merger, to refinance certain existing indebtedness of the Parent and its subsidiaries, (including, without limitation, the Company and its subsidiaries), and to pay related fees and expenses, and (ii) a revolving credit facility of up to $30 million (the "NEW REVOLVING CREDIT FACILITY" and, together with the New Term Loan Facility, the "FACILITIES"), to provide working capital to, and for other general corporate purposes of, the Parent and its subsidiaries (including, without limitation, the Company and its subsidiaries). The Commitment Letter provides for an upfront fee equal to 25 basis points on the aggregate amount of the Facilities, plus a facility fee with respect to the New Revolving Credit Facility based on the Net Funded Debt to EBITDA ratio (as those terms are defined in the Commitment Letter) of the Parent and its subsidiaries (including, without limitation, the Company and its subsidiaries).

  The Commitment Letter is subject to certain customary conditions. Obligations under the Facilities will be jointly and severally guaranteed by all operating subsidiaries of the Parent, (including, without limitation, the Company and its subsidiaries), and will be secured, until at least the third anniversary of the closing of the Facilities, by a first priority, perfected security interest in the accounts, inventory and equipment (and other assets required by the Lenders) of the Parent and its subsidiaries (including, without limitation, the Company and its subsidiaries).

  The New Term Loan Facility would be due and payable in twenty-eight consecutive quarterly installments, but based upon a ten-year amortization schedule (with a balloon payment), and the new Revolving Loan Facility would be due and payable five years after the date of the closing of the Facilities. The Facilities would bear interest, at the Parent's option, at (i) the Base Rate plus the Applicable Margin (as such terms are defined in the Commitment Letter) or (ii) Adjusted LIBOR plus the Applicable Margin.

  In connection with the Commitment Letter, the Parent agreed to indemnify the Lenders against certain liabilities. The foregoing summary of the Commitment Letter is qualified in its entirety by references to the text of the Commitment Letter, which is filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 by the Parent and the Purchaser (the "TENDER OFFER STATEMENT").

  It is currently anticipated that the indebtedness incurred by the Parent in connection with the Offer and the Merger will be repaid from current funds, additional funds generated internally by the Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Surviving Corporation and its subsidiaries) and through other sources that may be available from time to time.

  10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. Set forth below is a chronology of events and a description of contacts between representatives of the Company and the Parent. The description of certain meetings of the Company's Board of Directors has been supplied by the Company. The Parent has followed the business activities of the Company for a period of time. Beginning in January, 1997, representatives of the Parent and the Company have engaged in discussions, from time to time, concerning a possible business combination involving the Company.

  The Parent understands that, in early January, 1997, CPT Holdings, Inc. ("CPT"), advised Robert L. Bunting, Jr., then Chief Executive Officer and Chairman of the Company, that it was making an unsolicited offer to acquire the Company for a price of $9.00 per Share. After a full review and consideration of the proposal, the Company's Board determined that the offer was inadequate, and that it was not in the best interests of the Company or its stockholders to proceed with discussions concerning an acquisition of the Company by CPT.

  On January 14, 1997, Mr. Bunting and Timothy R. Duke, then the President and Chief Operating Officer of the Company (and currently its Chief Executive Officer and President), met with Donald G. Smith, the President, Chief Executive Officer and Chairman of the Parent, at the offices of the Parent. The purpose of the meeting was to discuss the possibility of the Parent being a "white knight" in the event that CPT proceeded to attempt a hostile takeover of the Company.

  The Parent retained the services of Ewing Monroe Bemiss & Co. ("Ewing Monroe") to evaluate the possibility of the Parent acquiring the Company and to advise the Board of Directors of the Parent in this regard.

After consideration of the factors affecting the Company and the Parent at that time, and in light of the advice of Ewing Monroe, the Board of Directors of the Parent determined to pursue discussions with the Company for the possible acquisition of the Company.

  At the meeting of the Company's Board held on March 5, 1997, Mr. Duke advised the Company's Board that the Parent had advised him that it might have an interest in acquiring the Company at a price to be negotiated, but in no event greater than $11.00 per Share.

  In April 1997, based on information from the Parent, Mr. Duke understood that due to the possible entry of new competitors into the Company's markets, the Parent's revised valuation was in the neighborhood of $10.00 per Share. Later in April 1997, Mr. Duke informed Mr. Smith that the Company's Board had concluded that it was not in the best interests of the Company's stockholders to enter into a transaction with the Parent given the Parent's suggested valuation. There were no further contacts between the Company and the Parent until June 1998, other than with regard to the Company's purchasing of billets from the Parent.

  At a meeting of the Company's Board held on June 5, 1998, the Company's Board reviewed the operations of the Huntington facility, including the progress of the Company's modernization program, industry trends, potential competitors, various possible strategic alliances and, in light of the Company's stock trading price at the time, the possibility of the Company receiving an unsolicited, inadequate offer to stockholders that could also disrupt the Company's operations and employment levels, and leave the Company unable to serve its customers. The Company's Board authorized Mr. Duke to contact Mr. Smith to ascertain whether the Parent might have an interest in a strategic alliance.

  On June 11, 1998, Mr. Duke and Mr. Smith discussed the possible advantages of a strategic alliance between the Company and the Parent, including that the combined entity would have greater financial strength, that the Company's Huntington facility would have a ready source of billets from the Parent's facility and that the Parent would have a "built-in" customer for its billets. At the same time, Mr. Smith expressed a concern regarding any strategic alliance with the Company due to the possible entry of new competitors into the Company's markets.

  The Parent again consulted Ewing Monroe to evaluate a possible transaction with the Company and to advise the Parent's Board of Directors in this regard.

  On July 20, 1998, the Parent and the Company entered into the Parent Confidentiality Agreement (defined in Section 11) preceding the Parent's review of certain information concerning the Company. Following the execution of this agreement, Mr. Duke and Daniel N. Pickens, a director of the Company and a First Vice President of Janney, kept the Company's directors informed regularly regarding discussions with the Parent's representatives.

  On July 28, 1998, Mr. Duke and Mr. Pickens met with Mr. Smith, Mr. A. Hugh Ewing III, President of Ewing Monroe, Ms. Mary Adams Bacon, a Managing Director of Ewing Monroe, and other representatives of the Parent. At the meeting, the parties discussed the Company's business, the Parent's business, industry trends, potential competitors and general parameters and concerns regarding possible terms and conditions of any transaction between the Company and the Parent.

  At a meeting of the Parent's Board of Directors on August 14, 1998, Mr. Ewing and Ms. Bacon made a detailed presentation regarding a possible transaction between the Company and the Parent. After considerable discussion, the Parent's Board of Directors determined to consider the issue further at its regularly scheduled meeting on August 18, 1998. At the meeting on August 18, the Parent's Board of Directors again met with Mr. Ewing and Ms. Bacon and again discussed the transaction under consideration. After a further detailed presentation by management and discussion, including consideration of the possible benefits to the Parent of a combination of the business of the Company and the Parent, the Parent's Board of Directors authorized management to negotiate the terms and conditions for a possible acquisition of the Company.

  At a meeting on August 19, 1998, the Company's Board reviewed and analyzed the discussion of July 28, 1998, together with the updated information on the operations of the Huntington facility, including the progress of the Company's modernization program, competitive trends in the industry and the Company's stock price and performance. At the meeting, the Company's Board further discussed the identity and key characteristics of other potential strategic partners. After considerable discussion, the Company's Board authorized Mr. Duke and Mr. Pickens to continue discussions with the Parent.

  On August 24, 1998, Mr. Duke and Mr. Pickens met again with Mr. Smith, Mr. Ewing and Ms. Bacon to review historical and projected performance of the Company and the Parent, strategic opportunities, valuation parameters and terms and conditions of a possible transaction.

  On September 9, 1998, the Company's Board met to discuss a possible transaction with the Parent. The Company's Board reviewed materials prepared by management and by Janney regarding the Company's historical performance, projected financial results, industry trends, stock price history, stock market data and potential competition. The Company's Board also reviewed the meeting held with the Parent's representatives on August 24, 1998, and authorized further discussion with the Parent.

  On September 11, 1998, Mr. Duke and Mr. Pickens met with Mr. Smith, Mr. Ewing and Ms. Bacon to discuss a possible transaction. At this meeting, Mr. Smith indicated that the Parent was only prepared to proceed with a transaction in which it acquired 100% of the Shares for $11.00 cash. After considerable discussion, Mr. Smith agreed to recommend to the Parent's Board of Directors that the Parent pay a price of $11.50 per Share in cash to acquire the Company. Mr. Smith's willingness to recommend that price to the Parent's Board of Directors was conditioned upon various other issues, including protective devices such as break-up fees, an option to purchase Shares and stockholder lock-ups, completion of due diligence and the negotiation of definitive agreements. At a recess in the meeting, Mr. Duke, Mr. Pickens, Albert W. Eastburn, the Chairman of the Company and Stephen A. Albert, a director of the Company and a member of Sierchio & Albert, P.C., general counsel to the Company, discussed the proposed sale of the Company via a conference call and concluded that Mr. Duke and Mr. Pickens should continue further discussions with the Parent. Negotiations between the Company and the Parent continued through the day.

  On September 14, 1998, via a conference call, counsel to the Company and counsel to the Parent discussed a possible transaction, including structure, due diligence and the preparation of documents.

  The Parent's Board of Directors met again on September 15, 1998, and discussed the September 11, 1998, meeting described above. The Parent's Board of Directors authorized the commencement of extensive due diligence activities by the Parent's counsel and consultants and, subject to the results thereof and satisfaction of further conditions of management, the continued negotiation of a possible agreement.

  On September 17, 1998, the Company's Board held a telephonic meeting at which it reviewed the Company's historical and projected results, industry trends, stock market trends and competitive factors. The Company's Board also analyzed and discussed the proposed purchase price in light of these factors, the Company's stock price, performance and trading volume and other possible strategic alternatives. The Company's Board approved the Company's retention of Janney as the Company's investment banker with regard to the transaction and the Company's retention of legal counsel with regard to the transaction. Legal counsel then advised the Company's Board with respect to certain legal matters, including its fiduciary obligations in connection with any possible sale of the Company. The Company's Board authorized the Company to continue negotiations with the Parent.

  On September 29, 1998, the Company's Board held a meeting at which Mr. Duke, Janney and legal counsel reviewed the status of negotiations with the Parent. Legal counsel again advised the Company's Board with respect to certain legal matters and reviewed the principal aspects of the Merger Agreement, including protective devices such as break-up fees, an option to purchase Shares and stockholder lock-ups. Representatives of Janney delivered its oral opinion to the Company's Board as to the fairness of the $11.50 cash consideration to be paid to the holders of the outstanding Shares. The Company's Board then analyzed and discussed the offer, the Merger Agreement and the transactions contemplated thereby in light of the Company's historical performance, projected financial results, industry trends, potential competitors, stock price history and data, other strategic alternatives and various other matters that it considered relevant. Thereafter, the Company's Board unanimously resolved to recommend acceptance of the offer and approval and adoption of the Merger Agreement by the Company's stockholders.

  On October 6, 1998, the Parent's Board of Directors met again with representatives of Ewing Monroe to consider the proposed transaction. Based upon the Parent's due diligence investigation, as well as current competitive conditions in the industry and the decline in the Company's stock price, all of which were reviewed and addressed by Mr. Ewing and Ms. Bacon, the Parent's Board of Directors determined not to proceed with consideration of a final written agreement at that time, but did authorize Mr. Smith and other representatives of the Parent to continue due diligence investigations, as well as discussions and negotiations with representatives of the Company, and determined to meet and consider the matter further after additional due diligence and consideration of the financial aspects of the transaction.

  During the following three weeks, discussions continued between the parties and the Parent proceeded with its continuing due diligence investigation. The Parent's Board of Directors met again on October 20, 1998, and considered the status of the ongoing due diligence review and the differential between the trading price of the Company's stock and $11.50. The Parent's Board determined to reconvene to make a final decision on whether or not to proceed after management had further discussions with the Company's representatives and concluded other outstanding issues to management's satisfaction.

  On October 26, 1998, Mr. Duke and Mr. Pickens met with Mr. Smith, Mr. Ewing and Ms. Bacon. During that meeting, Mr. Smith reviewed the results of certain of the Parent's due diligence investigation, industry trends and increased competition, and proposed a revised offer price of $10.00 per share. After discussion, although no agreement was reached regarding the possible terms and conditions of a revised transaction, the parties narrowed their discussion of price to a range of $10.50 to $11.00 per Share. Following the meeting, Mr. Duke reported the results of the meeting to the other members of the Company's Board, and a meeting of the Company's Board was scheduled for November 2, 1998.

  On November 2, 1998, the Company's Board met to review the proposed transaction in light of all relevant data, including, in particular, industry trends, potential new competition, the operations of the Huntington facility, including the progress of the Company's modernization program, historical and projected results, the Company's stock price history and performance, together with other stock market data and trends, other strategic alternatives available to the Company and the due diligence performed by the Parent. The Company's Board then discussed and analyzed the data, and concluded that a sale of the Company to the Parent at a price of $10.75 per share would achieve for stockholders a value that they would not likely be able to realize in the foreseeable future and, accordingly, would be in the best interests of stockholders. Janney delivered its oral opinion to the Company's Board as to the fairness of a $10.75 price per Share to the stockholders of the Company from a financial point of view. The Company's Board then unanimously resolved to recommend acceptance of an offer of $10.75 per share, should the Parent make such an offer, and directed Mr. Pickens to approach Mr. Ewing regarding the Parent's willingness to enter into such a revised transaction who, in turn, talked to Mr. Smith. Later that day, Mr. Smith indicated that he was prepared to recommend an offer price of $10.75 per share to the Parent's Board of Directors.

  On November 9, 1998, the Board of Directors of the Parent met and considered the offer price of $10.75, and the report of management on further investigations and negotiations with the Company. Ewing Monroe delivered its fairness opinion to the Parent's Board of Directors that stated that the Offer Price was fair to the Parent from a financial point of view. The Parent's Board of Directors reviewed the fairness opinion and financing commitment letters. Following further discussion, the Parent's Board of Directors unanimously approved the proposed transaction and directed the officers to conclude the negotiations concerning various relevant documents and, upon finalizing such documents, to execute the Merger Agreement. On November 10, 1998, after finalization of the various open issues, including completion of the Commitment Letter, the Merger Agreement, the Stock Option Agreement, the Amendment to the Rights Agreement, the Stock Tender

Agreements and related agreements were executed and delivered, and the transaction was announced publicly after the closing of trading on the Nasdaq National Market on November 10, 1998.

  11. THE MERGER AGREEMENT AND OTHER AGREEMENTS; THE RIGHTS; EMPLOYEE ARRANGEMENTS. The following summaries or descriptions of the Merger Agreement, the Stock Option Agreement, the Stock Tender and Voting Agreements, the Rights, certain employment arrangements and other agreements are each qualified in its entirety by reference to such agreement or arrangement as filed with the Commission as an exhibit to the Tender Offer Statement.

  THE OFFER. The Merger Agreement provides, among other things, for the commencement of the Offer as soon as reasonably practicable, and in any event within five business days from the date of public announcement of the execution thereof. The obligation of the Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to (i) the Minimum Condition, and (ii) the satisfaction or waiver of the other Offer Conditions. Under the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive any of the Offer Conditions (other than the Minimum Condition) and make any other changes in the terms or conditions of the Offer.

  Notwithstanding the foregoing, under the terms of the Merger Agreement, without the written consent of the Company, the Purchaser cannot (a) decrease the price per Share to be paid in the Offer, change the form of consideration payable in the Offer (other than by adding consideration) or decrease the number of Shares sought in the Offer, (b) change or amend the Offer Conditions (other than to waive any Offer Condition, except that the Minimum Condition may not be waived without the consent of the Company), (c) impose additional conditions to the Offer or (d) amend any other term of the Offer in any manner adverse to the holders of Shares (other than insignificant changes or amendments). The Purchaser has no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, including but not limited to the Offer Conditions, Parent will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law. If, on the Expiration Date, the Offer Conditions have not been satisfied or waived, the Purchaser will have the right, in its sole discretion, to extend the Offer for one or more periods not to exceed an aggregate of thirty business days, and, if all of the Offer Conditions have been satisfied or waived and less than 90% of the outstanding Shares have been tendered in the Offer and not withdrawn, then the Purchaser will have the additional right, in its sole discretion, so long as the Purchaser and the Parent each waive in writing the satisfaction of each of the Offer Conditions, to extend the Offer for one or more periods not to exceed an aggregate of twenty business days. Notwithstanding the foregoing, however, the Purchaser may not extend the Expiration Date beyond the Outside Date, without the consent of the Company.

  THE MERGER. The Merger Agreement provides, that upon the terms and subject to the conditions thereof (and including those described in Section 15) and in accordance with the DGCL and the Virginia Stock Corporation Act, at the Effective Time of the Merger, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation. At the Parent's election, any direct or indirect subsidiary of the Parent other than the Purchaser may be merged with and into the Company instead of the Purchaser.

  Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (unless otherwise provided for) will be canceled, extinguished and converted into the right to receive the Merger Consideration, which equals $10.75 in cash, or any higher price that may be paid pursuant to the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement, less any required withholding taxes.

  The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding Employee Option, whether or not then exercisable, will be canceled by the Company, and the holder thereof will be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash equal to the product of (a) the number of Shares previously subject to such Employee Option and (b) the excess, if any, of the Merger Consideration over the exercise price per Share of the Employee Option, less any withholding taxes.

  The Merger Agreement provides that, unless otherwise stipulated, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of or consented to the Merger and have delivered a written demand for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and have not failed to perfect or have not effectively withdrawn or lost their rights to appraisal and payment under the DGCL will not be converted into the right to receive the Merger Consideration, but instead will be entitled to receive the consideration determined pursuant to Section 262 of the DGCL; provided, however, that, if such holder fails to perfect or has effectively withdrawn or lost the holder's right to appraisal and payment under the DGCL, such holder's Shares will thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as described above without any interest thereon.

  The Merger Agreement also provides that, at the Effective Time and without any further action on the part of the Company and the Purchaser, the Company's Certificate of Incorporation, as amended and in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company and the Purchaser, the Bylaws of the Company will become the Bylaws of the Surviving Corporation. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Surviving Corporation will be Timothy R. Duke, President; Mark G. Meikle, Vice President and Treasurer; W. Bruce Groff, Jr., Vice President of Human Resources and Secretary; and Donald G. Smith, Chairman of the Board; in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

  STOCKHOLDERS MEETING. The Merger Agreement provides that, if required, the Company, acting through its Board of Directors, must, in accordance with and subject to applicable law and its Certificate of Incorporation, as amended, and its Bylaws, (i) duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of adopting the Merger Agreement and the transactions contemplated thereby (the "STOCKHOLDERS MEETING") and (ii) except if the Board of Directors by a majority vote determines in good faith, based upon the advice of outside legal counsel to the Company that to do so would reasonably likely constitute a breach of fiduciary duty under applicable law, (A) include in the proxy statement relating to the Stockholders' Meeting (the "PROXY STATEMENT"), the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and the written opinion of Janney that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view and (B) use its reasonable best efforts to obtain the necessary adoption of the Merger Agreement. At the Stockholders Meeting, the Parent and the Purchaser will cause all Shares then owned by them and their subsidiaries to be voted in favor of adoption of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides that, notwithstanding the foregoing, in the event that the Purchaser acquires at least 90% of the outstanding Shares, the Company agrees, at the request of the Purchaser, subject to the respective provisions of the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL (a "SHORT-FORM MERGER").

  PROXY STATEMENT. The Merger Agreement provides that, if required by applicable law, as soon as practicable following the Parent's request, the Company will prepare and file a preliminary proxy statement with respect to the Stockholders' Meeting with the Commission under the Exchange Act and the rules and regulations promulgated thereunder, and will use its reasonable best efforts to have such proxy statement approved by the Commission. The parties will cooperate with one another in this endeavor.

  DESIGNATION OF DIRECTORS. Promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, and from time to time thereafter, the Purchaser may designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence and including any vacancies or unfilled newly-created directorships) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding, and the Company will amend its Bylaws to provide for each of the matters set forth in the Merger Agreement with respect to the designation of directors and will, at such time, promptly take all action necessary to cause the Purchaser's designees to be so elected, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company will use its reasonable best efforts to cause persons designated by the Purchaser to constitute the same percentage as is on the board of (i) each committee of the Board of Directors, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. Until the Purchaser acquires a majority of the outstanding Shares on a fully-diluted basis, the Company will use its reasonable best efforts to ensure that all the members of the Board of Directors of the Company and such boards and committees as of the date of the Merger Agreement who are not employees of the Company will remain members of the Board of Directors and such boards and committees.

  The Company will promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations with respect to the designation of directors and will include in the Schedule 14D-9 or a separate Rule 14f-1 information statement provided to stockholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations with respect to the designation of directors. The Parent or the Purchaser will supply to the Company and be solely responsible for the accuracy and completeness of any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  In addition to any vote of the Board of Directors required by law, the Certificate of Incorporation, as amended, or the Bylaws of the Company, or by the Merger Agreement, following the election or appointment of the Purchaser's designees pursuant to the terms of the Merger Agreement and prior to the Effective Time, the concurrence of a majority of the directors of the Company then in office who are neither designated by the Purchaser nor are employees of the Company (the "DISINTERESTED DIRECTORS") will be required to authorize any amendment, or waiver of any term or condition, of the Merger Agreement or the Certificate of Incorporation, as amended, or Bylaws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or waiver or assertion of any of the Company's rights hereunder. The number of Disinterested Directors will be not less than two; provided, however, that, if the number of Disinterested Directors is reduced below two for any reason, the remaining Disinterested Director will be entitled to designate persons to fill such vacancies who will be deemed to be Disinterested Directors for purposes of the Merger Agreement, or if no Disinterested Directors then remain, the other directors who were directors prior to the date hereof will designate two persons to fill such vacancies who cannot be officers, stockholders or affiliates of the Company, the Parent or the Purchaser, and such persons will be deemed to be Disinterested Directors for purposes of the Merger Agreement.

  ACCESS TO INFORMATION; CONFIDENTIALITY. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, upon reasonable prior notice, the Company will, and will cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers and employees and will use its reasonable best efforts to cause its auditors and other agents of the Parent, and financing sources who will agree to be bound by such provisions of the Merger Agreement as though a party thereto, complete access, consistent with applicable law, at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and will furnish the Parent and such financing sources with all financial, operating and other data and information as the Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request.

  The Merger Agreement further provides that all information obtained by the Parent and the Purchaser pursuant to the above paragraph will be kept confidential in accordance with that certain letter agreement Confidentiality Agreement, dated July 20, 1998 (the "PARENT CONFIDENTIALITY AGREEMENT"), between Parent and Janney, as agent for the Company, which is filed with the Commission as an exhibit to the Tender Offer Statement.

  NO SOLICITATION OF TRANSACTIONS. The Company, its affiliates and their respective officers, directors, employees, representatives and agents were obligated to immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the date of the Merger Agreement with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with or involving the Company or any of its subsidiaries. At any time prior to consummation of the Offer, the Company may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof that was not solicited, initiated or knowingly encouraged by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof, pursuant to appropriate confidentiality agreements containing terms and conditions (including standstill provisions) that are no less favorable than the terms and conditions contained in the Parent Confidentiality Agreement. Additionally, the Company, its affiliates, officers, directors employees or representatives, may participate in discussions and negotiate with such person concerning any merger, sale of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company, only if such person has submitted a proposal to the Board of Directors of the Company relating to any such transaction and the Board by a majority vote determines in good faith, based upon the advice of outside counsel to the Company, that failing to take such action is reasonably likely to constitute a breach of the Board's fiduciary duties under applicable law. The Board of Directors must provide a copy of any such written proposal to the Parent immediately after receipt thereof (except such written proposal must be provided to the Parent by 10:30 a.m. on the next business day in cases where such written proposal is not received during normal business hours) and must notify the Parent immediately if any proposal (oral or written) is made (except the Parent must be notified by 10:30 a.m. on the next business day in cases where such proposal is not received during normal business hours) and will in such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal and will keep the Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

  Except as set forth herein, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, may, directly or indirectly, solicit, initiate or knowingly encourage discussions or negotiations with, any corporation, partnership, person or other entity or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent or the Purchaser) concerning any merger, sale of any material portion or assets, sale of any shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company. None of the foregoing, however, will prevent the Board of Directors from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; furthermore, the Board of Directors of the Company may not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board by majority vote determines in good faith, based upon the advice of outside counsel to the Company, that failing to take such action is reasonably likely to constitute a breach of the Board's fiduciary duties under applicable law. The Company agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board of Directors determines, based upon the advice of outside counsel, that the failure to make such release or waiver is reasonably likely to constitute a breach of the Board of Director's fiduciary duties under applicable law.

  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the Certificate of Incorporation and Bylaws of the Surviving Corporation must contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of the Company and these provisions may not to be materially amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers or employees of the Company.

  The Merger Agreement also provides that for six years after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "COSTS") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a "CLAIM" or, collectively, "CLAIMS") arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Any of such Indemnified Parties must promptly notify the Parent of any Claim.

  For at least six years after the Effective Time, the Parent will or will cause the Surviving Corporation to maintain the Company's existing directors' and officers' liability insurance ("D & O INSURANCE") so long as the annual premium for such insurance is not in excess of twice the premium on the date of the Merger Agreement (the "MAXIMUM PREMIUM"); provided, however, that if the existing D & O Insurance expires, or is terminated or canceled by the insurance carrier during such period, the Surviving Corporation will use its reasonable best efforts to obtain as much D & O Insurance and, to the extent possible, covering substantially the same matters that were covered under the D & O Insurance as in effect in the date thereof, as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Maximum Premium. The Merger Agreement requires that any successor corporation or assignee of the Surviving Corporation or the Parent assume these insurance and indemnification obligations.

  FURTHER ACTION; REASONABLE BEST EFFORTS. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents (as defined therein), the
Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act and any amendments to any thereof, (ii) cooperation with respect to consummating the financing of the Offer and the Merger and (iii) using its reasonable best efforts to promptly make all required regulatory filings and applications including, without limitation, responding promptly to requests for further information and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the Offer Conditions.

  CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed (and has agreed to cause its subsidiaries) to operate their respective businesses in the ordinary course and in a manner consistent with past practice. The Company and its subsidiaries will also use reasonable best efforts to seek to preserve intact their current business organizations, keep available the service of its current officers, employees and consultants, and preserve its relationships with customers, suppliers and other persons with which the Company has significant business relations.

  Pending consummation of the Merger, the Company and its subsidiaries have also agreed not to take any of the following actions without the Parent's consent: (i) change the Company's governing documents; (ii) issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of the Company or any of its subsidiaries or any material assets of the Company or any of its subsidiaries, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice; (iii) declare or pay a dividend or other distribution, either in cash, stock property or otherwise; (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company's capital stock; (v)(A) acquire another entity, (B) incur additional debt or assume, guarantee or endorse the obligations of another person, (C) enter into any agreement other than in the ordinary course of business consistent with past practice, or (D) authorize capital expenditures that are not in the Company's budget on the date of the Merger Agreement and are above specified dollar thresholds; (vi) increase the compensation of, or grant any severance to, directors, officers and employees (except to the extent required under existing plans); (vii) change accounting practices; (viii) make any material tax election or settle or compromise any material U.S. federal, state, local or foreign tax liability; (ix) adopt a plan of complete or partial dissolution; (x) pay or discharge any claims, liabilities or obligations; or
(xi) settle any pending litigation.

  EMPLOYEE BENEFITS MATTERS. The Merger Agreement provides that, on and after the Effective Time, the Parent will cause the Surviving Corporation and its subsidiaries to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date thereof for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries (including all compensation and benefits earned through the Effective Time pursuant to the Company Plans disclosed in the Company Disclosure Letter, which is a part of and incorporated by reference to, the Merger Agreement (the "COMPANY DISCLOSURE LETTER")). The Parent and the Company have agreed that the Surviving Corporation and its subsidiaries will pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect as of the date thereof and disclosed in the Company Disclosure Letter.

  The Merger Agreement further provides that if employees of the Surviving Corporation and its subsidiaries become eligible to participate in a medical, dental or health plan of the Parent or its subsidiaries, the Parent shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company and its subsidiaries and (ii) honor any deductible and out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

  The Merger Agreement further provides that the Surviving Corporation will perform all of the Company's obligations under and pursuant to the Company's collective bargaining agreement with union employees. The Surviving Corporation will also pay management bonuses of up to an aggregate of $600,000 for the fiscal year 1998, in accordance with past practices, to the extent that such bonuses have been accrued in the Company's unaudited interim financial statements for the nine month period ended September 30, 1998.

  Under the terms of the Merger Agreement, the Surviving Corporation is not required to continue the employment of any person or, with respect to any union obligations, to take any action or refrain from taking any action that the Company and its subsidiaries, prior to the Effective Time, could have taken or refrained from taking.

  DISPOSITION OF LITIGATION. The Merger Agreement provides that the Company agrees that it will not settle any litigation currently pending, or commenced after the date thereof, against the Company or any of its directors by any stockholder of the Company relating to the Offer or the Merger Agreement, without the prior written consent of the Parent (which will not be unreasonably withheld). The Merger Agreement further provides that the Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and cooperate with the Parent and the Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

  ADVISE OF CHANGES. The Merger Agreement provides that the Company must promptly advise the Parent, and the Parent must promptly advise the Company, of the occurrence or non-occurrence of (i) any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, the Parent or the Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

  NOMINATION OF TIMOTHY R. DUKE. Upon acceptance and payment for the Shares in the Offer, the Parent, acting through its Board of Directors, will cause its Board of Directors to be expanded and shall appoint Mr. Duke to fill the vacancy created by such expansion. Thereafter, the Parent shall cause Mr. Duke to be nominated for such position at the next annual meeting of stockholders of the Parent.

  OPERATION OF THE PARENT'S BUSINESS. Under the Merger Agreement, the Parent has agreed that until the Effective Time, unless the Company otherwise agrees in writing, it will operate its business, and cause each of its subsidiaries and affiliates, including the Purchaser, to operate their respective businesses, in a manner so as not to materially impact its ability to borrow the monies contemplated to be loaned to it or them. By way of example, and not of limitation, the Parent has agreed therein that neither it, nor any of its subsidiaries or affiliates (including the Purchaser) will (i) enter into any financing transaction (other than the sale of common equity for cash consideration resulting in gross proceeds per share equal to the fair market value of such common equity) or any merger, consolidation, or purchase or sale of a substantial portion of the equity or assets, with or of any other person or entity, or (ii) enter into any recapitalization, reorganization, liquidation or dissolution, to the extent that any such action under clauses
(i) or (ii) above would materially and adversely impact the Parent's ability to borrow funds pursuant to the Commitment Letter. From and after the date hereof and continuing until completion of the Merger, or the earlier termination of the Merger Agreement in accordance with its terms, the Parent and the Purchaser have agreed to use the funds currently available under the Revolving Credit Facility, solely to fund the purchase of Shares pursuant to the Offer and the payment of the Merger Consideration. In the Merger Agreement, the Parent and the Purchaser jointly and severally represented and warranted to the Company that, as of November 10, 1998, (x) at least $30,000,000 was available under the Revolving Credit Facility and (y) the Parent had unrestricted cash on its balance sheet of at least $20,000,000, which $20,000,000 was agreed to only be used to fund the purchase of Shares pursuant to the Offer and the payment of the Merger Consideration.

  REPRESENTATION AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations and warranties by the Company concerning the Company's capitalization, required filings and consents, the Board of Directors' approval of the Merger Agreement and the transactions contemplated thereby (including approvals so as to render inapplicable thereto the limitation on business combinations contained in Section 203 of the DGCL), Commission filings and financial statements, absence of certain changes or events, compliance with law, absence of litigation, employee benefit plans, environmental matters, tax matters, real estate matters, contracts and the engagement of brokers in the Offer, intellectual property, contracts, potential conflicts of interest and Year 2000 compliance. Some of the representations are qualified to cover only those matters that would have a Material Adverse Effect on the Company or its subsidiaries taken as a whole. "MATERIAL ADVERSE EFFECT" means any change or effect that would be materially adverse to the results of operations, financial condition or business of the Company and its subsidiaries taken as a whole.

  CONDITIONS OF THE MERGER. Under the Merger Agreement, the respective obligations of the Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) if required by the DGCL, the Merger Agreement has been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's

Certificate of Incorporation, as amended, and the DGCL (which requisite vote the Company has represented to be solely the affirmative vote of a majority of the outstanding Shares); (ii) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) has been enacted, entered, promulgated or enforced by any United States, foreign, federal or state court or governmental authority that prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that each of the parties has used reasonable best efforts to prevent entry of any such restraints and to appeal promptly any such restraints that may be entered; (iii) the Purchaser has purchased Shares pursuant to the Offer; and (iv) any waiting period applicable to the Merger under the HSR Act has been terminated or expired.

  TERMINATION EVENTS. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding approval thereof by the stockholders of the Company):

    (a) by mutual written consent of the Parent, the Purchaser and the Company;

    (b) by the Purchaser, the Parent or the Company if, by the Outside Date, any of the Offer Conditions has not been satisfied or (except with respect to the Minimum Condition) has not been waived by the Purchaser;

    (c) by the Company prior to the purchase of Shares pursuant to the Offer, if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of the Parent or the Purchaser contained in the Merger Agreement that materially adversely affects the Parent's or the Purchaser's ability to consummate (or materially delays commencement or consummation of) the Offer and that has not been cured prior to the earlier of (A) 10 business days following notice of such breach by the Company to the Parent and the Purchaser and (B) two business days prior to the Expiration Date or (ii) the Purchaser has (x) terminated the Offer or (y) failed to pay for Shares pursuant to the Offer;

    (d) by the Company if, prior to the purchase of Shares pursuant to the Offer, any person has made a bona fide offer to acquire the Company (i) that the Board of Directors of the Company determines in its good faith judgment is more favorable to the Company's stockholders than the Offer and the Merger and (ii) as a result of which the Board of Directors determines in good faith, based upon the advice of outside counsel, that the failure to terminate the Merger Agreement is reasonably likely to constitute a breach of the Board's fiduciary obligations under applicable law, provided that termination under this paragraph would not be effective until the Company made payment of the Termination Fee (as defined below);

    (e) by the Parent prior to the purchase of Shares pursuant to the Offer, if (1) there has been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in the Merger Agreement that is likely to have a Material Adverse Effect and that has not been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires; (2) the Board of Directors of the Company has (x) modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser or withdrawn its approval or recommendation of the Offer, the Merger Agreement or the Merger, (y) approved or recommended another offer or transaction pursuant to, or otherwise knowingly and intentionally breached in a material manner the provisions of, Section 6.5 of the Merger Agreement (which relates to the solicitation of other offers), or (z) amended the Rights Agreement to facilitate an offer by any other person to acquire the Company, or has resolved to effect any of the foregoing; (3) there has been, solely as a result of the operation of the Rights Agreement, a material breach of any representation, warranty, covenant or agreement contained in Section 3.3 or 3.4 of the Merger Agreement, which material breach has not been cured by the earlier of (X) the Outside Date or (Y) 20 days after receipt by the Company of notice of such breach from the Parent or the Purchaser; or (4) there has been a material breach of any representation, warranty, covenant or agreement contained in Section 3.5(c) or 5.2 of the Merger Agreement (each of which sections relate to the Rights Agreement); or

    (f) by the Parent or the Company, upon the entry or issuance of any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation enacted, entered, enforced, promulgated, amended or issued that is applicable to the Parent, the Purchaser, the Company or any subsidiary or affiliate of the Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that is likely to have the effect of (i) making illegal or otherwise directly or indirectly restraining or prohibiting the making of the Offer in accordance with the terms of the Merger Agreement, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser or any of its affiliates or the consummation of the Merger; (ii) prohibiting the ownership or operation of the Company and its subsidiaries by the Parent or any of the Parent's subsidiaries; (iii) imposing material limitations on the ability of the Parent, the Purchaser or any of the Parent's affiliates effectively to acquire or hold or to exercise in all material respects full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by the Parent or the Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption of the Merger Agreement or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or
  (iv) requiring divestiture by the Parent or the Purchaser or any of their affiliates of any Shares.

  EFFECT OF TERMINATION. In the event of the termination of the Merger Agreement pursuant to the foregoing, the Merger Agreement will then become void and there will be no liability on the part of any party thereto except as to certain provisions thereof; provided, however, that the payment of the Termination Fee pursuant to certain provisions thereof would be considered with respect to the calculation of any damages resulting from any such willful breach by the Company. This, however, will not relieve any party from liability for fraud or breach of any covenant, agreement or any other term in the Merger Agreement. If the Merger Agreement is terminated by the Company and a Termination Fee is paid pursuant to Sections 8.3(a)(i)(B) or 8.3(a)(ii) of the Merger Agreement, the Termination Fee will be deemed to be liquidated damages rather than a penalty, and will constitute the total damages and sole remedy of the Parent and the Purchaser upon any such termination.

  TERMINATION FEE AND EXPENSES. If (i) the Company terminates the Merger Agreement (A) pursuant to paragraph (d) under the heading "Termination" above or (B) in a manner or for a reason not expressly permitted thereby or (ii) the Parent terminates the Merger Agreement pursuant to paragraphs (e)(2), (e)(3) or (e)(4) under the heading "Termination" above, then the Company will pay to the Parent, within three business days following termination a fee, in cash, of $5,000,000 (the "TERMINATION FEE"). If, from and after July 20, 1998, and prior to the purchase of Shares pursuant to the Offer, (i) any other person has made a bona-fide offer to acquire at least 50% of the Shares or substantially all of the assets of the Company, or otherwise to acquire the Company (the "THIRD-PARTY OFFER"), at a price per Share (or the equivalent price per Share, in the case of an asset purchase) (x) that is higher on its face than the price per Share to be paid in the Offer or (y) that the Company determines, based upon the advice of Janney, is higher than the price per Share to be paid in the Offer, (ii) the Offer remains outstanding until the Outside Date but is not consummated solely as a result of the failure of the Minimum Condition and (iii) the Third-Party Offer is consummated within 180 days of the termination of the Merger Agreement, then the Company must pay to the Parent, within three business days following the consummation of the Third Party Offer, the Termination Fee. The Company in no event will be obligated to pay more than one such fee with respect to all such agreements and occurrences. Each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

  STOCK OPTION AGREEMENT. Pursuant to the Stock Option Agreement, the Purchaser has the irrevocable right (i.e., the Stock Option), under certain circumstances, to acquire the Option Shares at a price of $10.375 per Share (the "EXERCISE PRICE"). The Exercise Price is payable in cash. The Stock Option Agreement could have the effect of making an acquisition of the Company by a third party more costly because of the need to acquire in any such transaction the Option Shares issued under the Stock Option Agreement.

  The Stock Option may be exercised by the Purchaser, in whole or in part, at any time or from time to time, for 180 days following the termination of the Merger Agreement, upon the occurrence of a Triggering Event. Under the Stock Option Agreement, the term "TRIGGERING EVENT" means any occurrence of (A) the termination of the Merger Agreement under circumstances causing a Termination Fee; (B)(i) a Third-Party Offer with a price per Share (or the equivalent price per Share, in the case of an asset purchase) (x) that is higher on its face than the price per Share to be paid in the Offer or (y) that the Company determines, based upon the advice of Janney, is higher than the price per Share to be paid in the Offer and (ii) the Offer remaining outstanding until the Outside Date but not being consummated solely as a result of the failure of the Minimum Condition and (iii) the Third-Party Offer being consummated within 180 days of the termination of the Merger Agreement; or (C) the purchase by the Purchaser of Shares pursuant to the Offer following satisfaction of the Minimum Condition. As a condition to the exercise of the Stock Option, the Company must promptly notify the Purchaser and the Parent in writing of the occurrence of any Triggering Event. The Company's obligation to issue Option Shares upon exercise of the Stock Option is subject to the conditions that (a) all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise have expired or been waived and (b) there has not been in effect any preliminary injunction or other order issued prohibiting the exercise of the Stock Option pursuant to the Stock Option Agreement.

  If, at any time during the period after the occurrence of a Triggering Event and before termination of the Stock Option, any third party (a) acquires beneficial ownership of more than 50% of the then outstanding Shares or (b) enters into an agreement with the Company to acquire the Company, by merger, consolidation or the purchase of all or substantially all of its assets or other similar business combination, reorganization or recapitalization, then the Purchaser may, in lieu of exercising the Stock Option, surrender the Stock Option to the Company. Upon surrender of the Stock Option to the Company, the Company will pay to the Purchaser upon the Purchaser's written demand, an amount in cash for each of the Option Shares equal to the excess of (a) the highest price per Share paid or to be paid by such third party pursuant to such transaction (or such consideration paid to the Company, in the case of an asset acquisition or similar transaction, divided by the number of Shares outstanding on a fully-diluted basis (after taking into consideration the exercise of all outstanding options, warrants, rights (other than the rights issued pursuant to that Rights Agreement), convertible securities or exchangeable securities issued by the Company), excluding Shares issuable pursuant to the Stock Option Agreement) over (b) the Exercise Price.

  In the event any additional Shares (other than the Option Shares) are either
(i) issued and become outstanding, or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding, the number of Option Shares will be increased or decreased, as appropriate, so that, after such issuance, the Option Shares represent 19.9% of the number of Shares then issued and outstanding (not counting the Option Shares).

  The Stock Option Agreement further provides that at any time and from time to time after exercise of the Stock Option, if the Shares or any other securities to be acquired upon exercise of the Stock Option are then listed on the Nasdaq National Market (or any other national securities quotation system or national securities exchange), then upon the request of the Purchaser, the Company will promptly file an application to list the Shares or other securities to be acquired upon exercise of the Stock Option on the Nasdaq National Market (or any other national securities quotation system or national securities exchange) and will use commercially reasonable efforts to obtain approval of such listing as promptly as practicable. The Purchaser has agreed to pay all fees and expenses in connection with such listing.

  STOCK TENDER AND VOTING AGREEMENTS. Each of the Company's directors has contractually agreed in a Stock Tender and Voting Agreement to tender his Shares in the Offer and vote his Shares in favor of the Merger and against any action or agreement that would impede the Merger or the Offer.

  THE RIGHTS. On March 19, 1997, pursuant to the Rights Agreement, the Board of Directors of the Company declared a distribution of (i) one Right for each outstanding Share to stockholders of record at the close of business on March 28, 1997, and (ii) for each Share issued (including Shares distributed from treasury) by the Company thereafter and prior to the Distribution Date (as defined below). Each Right entitles the registered holder, subject to the terms of the Rights Agreement to purchase from the Company one-half of a share of Company Common Stock at a purchase price of $26.00 per Share, equivalent to $13.00 for each one-half of a Share (the "PURCHASE PRICE"), subject to adjustment. On November 2, 1998, a majority of the Independent Directors (as defined in the Rights Agreement) voted to amend the terms of the Rights to permit the Offer and the Merger and to provide for the termination of the Rights upon acceptance for payment of Shares validly tendered and not withdrawn in the Offer. A copy of the Rights Agreement, as amended, is available free of charge from the Company.

  Stockholders are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will automatically constitute a tender of the associated Rights. See Section 1.

  SEVERANCE ARRANGEMENTS. The Company entered into Change of Control Severance Agreements with Timothy R. Duke and Mark G. Meikle, dated July 9, 1997, and July 7, 1997, respectively, that provide that, upon a "change of control," Mr. Duke or Mr. Meikle will be entitled to receive an amount equal to the greater of (i) 125% of his annual base salary for the year in which such severance of employment occurs and (ii) 125% of his annual base salary for the year preceding the year in which such severance of employment occurs, payable at Mr. Duke's or Mr. Meikle's option in a lump sum or bi-monthly during the 12 months following such severance. The purchase of the Shares in the Offer and consummation of the Merger will be deemed a change of control under these agreements, requiring the payments set forth in the agreements to be paid by the Surviving Corporation.

  TIMOTHY R. DUKE EMPLOYMENT AGREEMENT. Timothy R. Duke, Chief Executive Officer and President of the Company, and the Company have entered into an Employment Agreement, dated November 10, 1998 (the "EMPLOYMENT AGREEMENT"), which is filed with the Commission as an exhibit to the Tender Offer Statement. The Employment Agreement becomes effective upon the acceptance and payment for the Shares in the Offer and continuing for three years thereafter (except that, if the Effective Time does not occur within 120 days of the Outside Date, the Company or the Parent may declare the Employment Agreement null and void). The Employment Agreement provides that, among other things, Mr. Duke will be employed as the President and Chief Executive Officer of the Company, will be appointed to the Board of Directors of the Parent and thereafter nominated for such position at the next annual meeting of stockholders of the Parent, and will be nominated and elected as a director of the Company for such terms as he will serve as a director of the Parent. Mr. Duke's annual base salary will remain at $225,000, and he will be entitled to any incentive compensation that would be paid pursuant to an incentive formula contained therein or, after September 30, 1999, that may be paid in the sole discretion of the Board of the Company. Mr. Duke has agreed not to compete with the Company during the term of the Employment Agreement. The Employment Agreement terminates upon the death or disability of Mr. Duke or the expiration of the term of such agreement. The Employment Agreement may also be terminated by the Company with Cause (as defined therein), upon which in all cases no further payments (other than accrued salary) will be payable to Mr. Duke, or by Mr. Duke with Good Reason (as defined therein and which includes, among other things, demotion, relocation and change of control (other than a management buy-out)), in which case Mr. Duke will be paid his base salary for the remainder of the term of the Employment Agreement. The Parent has guaranteed the performance of the covenants and agreements in the Employment Agreement made by the Company.

  12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

  REQUIREMENT OF VOTE TO APPROVE THE MERGER. The Board of Directors of the Company has approved and adopted the Merger Agreement and the transactions contemplate therein, so as to render inapplicable the limitation on business combination contained in Section 203 of the DGCL. If required by the DGCL, the Board will submit the Merger Agreement for approval at a stockholders' meeting convened for that purpose, where the Merger Agreement would generally need to be approved by the vote of the holders of a majority of the outstanding Shares. The Minimum Condition requires that Shares representing more than 50% of the voting power (determined on a fully-diluted basis) of all securities of the Company entitled to vote generally in the election of directors or in a merger be validly tendered and not properly withdrawn prior to the expiration of the Offer. Therefore, if the Minimum Condition is satisfied, the Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any stockholder.

  If the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, however, the Merger may not require the vote of stockholders, and the Purchaser and the Company may effect a Short-Form Merger. Pursuant to the Merger Agreement, the Company has agreed, if and to the extent permitted by law, at the request of the Purchaser, to take all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the purchase of the Shares pursuant to the Offer without a meeting of the Company's stockholders in accordance with the DGCL.

  THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION THAT THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

  APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER. Stockholders do not have appraisal rights as a result of the Offer. If the Merger is consummated, however, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger, including any stockholders at the time of a Short-Form Merger, will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Date in accordance with Section 262 of the DGCL.

  Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger or other similar business combination.

  In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER AND RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. A damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. THE FOREGOING DESCRIPTION OF THE DGCL IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

  RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act that is applicable to certain "going private" transactions and that may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the price per Share paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

  PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company and its subsidiaries will continue without substantial change. The Parent intends to conduct a detailed review of the Company and its subsidiaries and their assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing. The Parent reserves the right to take such actions and make such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy.

  Except as otherwise described in this Offer to Purchase, the Purchaser and the Parent have no current, definite plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy (except that, after consummation of the Merger, the Parent may cause a change in the Company's dividend policy to reflect the fact that it would be a wholly owned subsidiary of the Parent) or any other material change in the Company's business, corporate structure present Board of directors or management or personnel.

  The Merger Agreement provides that, commencing upon the purchase of the tendered Shares pursuant to the Offer, and from time to time thereafter, the Parent will be entitled to designate directors to serve on the Board of Directors of the Company as described above under "The Merger Agreement and Other Agreements; the Rights; Employee Arrangements--Designation of Directors." The Merger Agreement also provides that the directors of the Purchaser, at the effective time of the Merger, will be the initial directors of the Company after the Merger. For the potential effects of the Offer and the Merger on the listing of the Shares on Nasdaq and their registration under the Exchange Act, see Section 14.

  13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement, (i) split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then without prejudice to the Purchaser's rights as set forth herein, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

  If, on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights as set forth herein, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder will be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ NATIONAL MARKET LISTING; MARGIN REGULATIONS; EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares by the public. Following completion of the Offer, at least a majority of the outstanding Shares will be owned by the Purchaser.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. ("NASD"), for continued inclusion in the Nasdaq National Market (the top tier market). If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for quotation on the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq National Market's published guidelines, in order for the Shares to be eligible for continued quotation on the Nasdaq National Market, there must continue to be, among other things, either (i) at least 750,000 publicly held Shares, held by at least 400 round lot shareholders, with a market value of at least $5,000,000, net tangible assets of at least $4,000,000 and at least two registered and active market makers for the Shares, or (ii) at least 1,100,000 publicly held Shares, held by at least 400 round lot shareholders, with a market value of at least $15,000,000, either (x) market capitalization of at least $50,000,000 or (y) total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, and at least four registered and active market makers for the Shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If the Shares were no longer eligible for quotation on the Nasdaq National Market, they may nevertheless continue to be included in The Nasdaq SmallCap Market unless, among other things, the number of publicly held Shares (excluding Shares held by officers, directors and beneficial owners of more than 10% of the Shares) was less than 100,000, or there were fewer than 300 round lot holders in total. If the Shares are no longer eligible for inclusion in the Nasdaq National Market or The Nasdaq SmallCap Market, the Shares might still be quoted on the OTC Bulletin Board. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. According to the Company, there were 183 holders of record of Shares as of November 16, 1998, and 6,010,795 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet NASD requirements for continued inclusion in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market, the market for such Shares could be adversely affected.

  The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

  The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for quotation on the Nasdaq National Market. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares as soon after the consummation of the Offer or the Merger as the requirements for termination of registration are met.

  15. OFFER CONDITIONS. Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or payment for any Shares tendered pursuant to the Offer, and may terminate the Offer (whether or not the Purchaser has purchased or paid for any Shares) to the extent permitted by the Merger Agreement unless the following conditions (the "OFFER CONDITIONS") have been satisfied:

    (a) at the expiration of the Offer, a number of Shares that constitutes more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase of all the securities of the Company entitled to vote generally in the election of directors or in a merger has been validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer (i.e., the Minimum Condition);

    (b) all of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to a Material Adverse Effect are true and correct, and any such representations and warranties that are not so qualified are true and correct in all respects except in any respect that is not likely to have a Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination; or

    (c) at any time on or after the date of the Merger Agreement, none of the following events has occurred:

      (1) the entry or issuance of any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation enacted, entered, enforced, promulgated, amended or issued that is applicable to the Parent, the Purchaser, the Company or any subsidiary or affiliate of the Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that is likely to have the effect of:
    (i) making illegal or otherwise directly or indirectly restraining or prohibiting the making of the Offer in accordance with the terms of the Merger Agreement, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser or any of its affiliates or the consummation of the Merger; (ii) prohibiting the ownership or operation of the Company and its subsidiaries by the Parent or any of the Parent's subsidiaries; (iii) imposing material limitations on the ability of the Parent, the Purchaser or any of the Parent's affiliates effectively to acquire or hold or to exercise in all material respects full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by the Parent or the Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption of the Merger Agreement or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (iv) requiring divestiture by the Parent or the Purchaser or any of their affiliates of any Shares;

      (2) (i) any general suspension of trading in, or limitation on prices (other than suspensions or limitations triggered on Nasdaq National Market by price fluctuations on a trading day) for, securities on any national securities exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or material armed hostilities or other material national calamity directly involving the entire United States or materially adversely affecting the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

      (3) (i) the Board of Directors of the Company or any committee thereof has withdrawn or modified in a manner adverse to the Parent or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer, (ii) any such person or group has entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or (iii) the Board of Directors of the Company or any committee thereof has resolved to do any of the foregoing;

      (4) the Company fails to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

      (5) the Merger Agreement has been terminated in accordance with its terms or the Offer has been terminated with the consent of the Company; or

      (6) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer or the Merger have not expired or been terminated;

and, upon the failure of any of the conditions set forth in paragraphs (b) or
(c) above, the Purchaser determines, in its reasonable judgment, that it is inadvisable for the Purchaser to proceed with the Offer or with the acceptance for payment of or payment for Shares.

  The Offer Conditions (other than the Minimum Condition) are for the sole benefit of the Purchaser and may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion.

  16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. GENERAL. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (U.S. federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 15 will have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares hereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

  STATE TAKEOVER LAWS. A number of states have adopted takeover laws and regulations that purport to varying degrees to be applicable to attempts to acquire securities of corporations that are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with U.S. federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

  Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

  ANTITRUST. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the United States Department of Justice's Antitrust Division ("ANTITRUST DIVISION") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements. See Section 2.

  The Parent has filed, on November 12, 1998, with the FTC and the Antitrust Division, a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Accordingly, the waiting period under the HSR Act applicable to such purchases of Shares pursuant to the Offer will expire at 11:59 p.m., EST, on November 27, 1998, unless such waiting period is terminated early by the FTC or the Antitrust Division or unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period.

  The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger.

  If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., EST, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period may be extended only by court order or agreement of the parties. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended, and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

  Under the HSR Act, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general also may bring legal action under U.S. federal or state antitrust laws under certain circumstances.

  Based upon an examination of publicly available information relating to the businesses in which the Parent and SWVA are engaged, the Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Should the FTC or the Antitrust Division raise any concerns, the Purchaser and the Parent are prepared, in order to expedite the Offer and the Merger, to address those concerns promptly. Of course, there is no guarantee that the Purchaser and the FTC or the Antitrust Division would reach an agreement with respect to such concerns. See Section 15 for the Offer Conditions, including conditions with respect to litigation and certain government actions. The parties to the Merger Agreement will consult and cooperate with one another, and consider in good faith the views of one another, with respect to any actions taken in connection with proceedings under or relating to the HSR Act or any other U.S. federal, state or foreign antitrust or fair trade law.

  17. FEES AND EXPENSES. Ewing Monroe is serving as financial advisor to the Parent and the Purchaser in connection with the proposed acquisition of the Company. The Parent agreed to pay Ewing $250,000 for the preparation of a fairness opinion and a fee of $900,000 upon the successful closing of a purchase of the Company or upon payment of the Termination Fee. The Parent has also agreed to pay Ewing Monroe reasonable out-of-pocket expenses. The Parent also agreed to indemnify Ewing Monroe against certain liabilities and expenses in connection with the Offer.

  The Purchaser has retained Georgeson & Company, Inc. to act as the Information Agent and First Union National Bank to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

  18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  The Purchaser and the Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 7 of this Offer to Purchase.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          SWVA ACQUISITION, INC.

November 17, 1998

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                         THE PURCHASER AND THE PARENT

  1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The Purchaser and the Parent share the same directors and executive officers. Accordingly, each of the directors and executive officers of the Parent has the same position with the newly-created Purchaser. The required information with respect to each such person is set forth under "Directors and Executive Officers of the Parent" below. All such directors and executive officers are citizens of the United States.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. The name, residence or business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is: c/o Roanoke Electric Steel Corporation, P.O. Box 13948, Roanoke, Virginia 24038-3948. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and executive officers listed below are citizens of the United States.

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                              AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
NAME AND ADDRESS                EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----------------              -----------------------------------------------
Frank A. Boxley..........  President of Southwest Construction, Inc., a general
 P.O. Box 917              contractor since 1993.
 Vinton, VA 24179

George B. Cartledge, Jr..  President, Grand Home Furnishings, Inc., a retailer
 4235 Electric Road Suite  of home and office furnishings.
 100 Roanoke, VA 24014

Thomas J. Crawford.......  Vice President--Administration of the Parent since
                           1998; Secretary of the Parent since January 1985;
                           Assistant Vice President since January 1993; prior
                           thereto, he had served as Manager of Inside Sales
                           since 1984 and as a Sales Representative since 1977.
                           He has 21 years of service with the Parent.

Donald R. Higgins........  Vice President--Sales of the Parent since January
                           1986; prior thereto, he had served as General Sales
                           Manager since 1984 and Assistant Sales Manager since
                           1978. He has 33 years of service with the Parent.

George W. Logan..........  Chairman of Valley Financial Corporation, a holding
 P.O. Box 1190             company for general commercial and retail banking
 Salem, VA 24153           business, since 1994; Chairman of Warsaw Industrial
                           Centers, a developer of commercial distribution
                           warehouses; Director, Valley Financial Corporation
                           since 1997.

Charles I. Lunsford, II..  Retired since January 1998. Previously, Chairman,
 1812 Diamond Hill Road    Charles Lunsford Sons & Associates, a general
 Moneta, VA 24121          insurance firm and agency.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
NAME AND ADDRESS                 EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----------------               -----------------------------------------------
John E. Morris............. Vice President--Finance of the Parent since October
                            1988 and as Assistant Treasurer since 1985; prior
                            thereto, he had served as Controller since 1971. He
                            has 27 years of service with the Parent.

Thomas L. Robertson........ President and Chief Executive Officer, Carilion
 P.O. Box 13727             Health System, a provider of healthcare services.
 Roanoke, VA 24026          Director, Roanoke Gas Company, an energy provider,
                            since 1992.

Donald G. Smith............ Chairman of the Board, President, Treasurer and
                            Chief Executive of the Parent. Director, American
                            Electric Power Company, Inc. Chairman of the Board
                            of the Parent since February 1989, as Chief
                            Executive Officer since November 1986, as President
                            and Treasurer since January 1985 and as Director of
                            the Parent since April 1984; prior thereto, he had
                            served as Vice President--Administration since
                            September 1980 and as Secretary since January 1967.
                            He has 41 years of service with the Parent.

Paul E. Torgerson.......... President, Virginia Polytechnic Institute and State
 VPI & SU                   University since 1994; Prior thereto,
 210 Burress Hall           President,Virginia Tech Corporate Research Center,
 Blacksburg, VA 24061       Inc.

John D. Wilson............. Retired since May, 1995. Previously, President,
 3211 Laurel Drive          Washington & Lee University.
 Blacksburg, VA 24060

  3. OWNERSHIP OF SUBJECT COMPANY'S SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER. To the best knowledge of the Parent and the Purchaser, none of the Parent's and the Purchaser's other directors or executive officers beneficially owns any equity securities, or rights to acquire any equity securities of the Company and none has been involved in any transactions with respect to any class of the Company's Securities or with the Company or any of its directors, executive officers, affiliates or associates during the past 60 days.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       THE DEPOSITARY FOR THE OFFER IS:

                           FIRST UNION NATIONAL BANK

         By Overnight Courier:                By Mail or Hand Delivery:

   First Union Customer Information       First Union Customer Information
                Center                                 Center
      Corporate Trust Operations             Corporate Trust Operations
    1525 West W.T. Harris Blvd. 3C3       1525 West W.T. Harris Blvd., 3C3
 Charlotte, North Carolina 28262-1153   Charlotte, North Carolina 28288-1153
   Attn: Mike Klotz, Reorganization       Attn: Mike Klotz, Reorganization
              Department                             Department

                          By Facsimile Transmission:
                       (for Eligible Institutions Only)

                                (704) 590-7628

                       For Information or Confirmation:

                                (704) 590-7408

CONFIRM BY TELEPHONE:

  Any questions and requests for assistance may be directed to the Information Agent at its telephone numbers and address listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

  The Information Agent for the Offer is:

                [LOGO OF GEORGESON & COMPANY INC. APPEARS HERE]
                               Wall Street Plaza
                           88 Pine Street 30th Floor
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064
                              FAX: (212) 440-9009